As filed with the Securities and Exchange Commission on September 15, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

23andMe Holding Co.

(Exact name of registrant as specified in its charter)

Delaware	87-1240344
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

349 Oyster Point Boulevard South San Francisco, California	94080
(Address of Principal Executive Offices)	(Zip Code)

23andMe Holding Co. Amended and Restated 2021 Incentive Equity Plan

(Full title of the plan)

Kathy Hibbs

Chief Administrative Officer

349 Oyster Point Boulevard

South San Francisco, California, 94080

(Name and address of agent for service)

(650) 938-6300

(Telephone number, including area code, of agent for service)

With copies of all notices, orders, and communications to:

Marlee S. Myers

Justin W. Chairman

Alexandra M. Good

Morgan, Lewis & Bockius LLP

One Oxford Centre, Thirty-Second Floor

Pittsburgh, Pennsylvania 15219

(412) 560-3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On July 21, 2023, subject to stockholder approval, the Board of Directors (the “Board”) of 23andMe Holding Co. (the “Company”) adopted an amendment and restatement of the 23andMe Holding Co. 2021 Incentive Equity Plan (the “A&R Plan”) to, among other things, increase the number of shares authorized for issuance thereunder. The Board subsequently approved certain modifications to the A&R Plan on August 2, 2023 (all references to the A&R Plan herein shall mean the A&R Plan including such modifications approved on August 2, 2023). The A&R Plan was approved by the Company’s stockholders at the Company’s 2023 Annual Meeting of Stockholders held on September 6, 2023.

Pursuant to General Instruction E of Form S-8, the Company is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register the offer and sale of an additional 75,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), under the A&R Plan. This Registration Statement hereby incorporates by reference the contents of the Company’s Registration Statements on Forms S-8 filed with the Securities and Exchange Commission (the “Commission”) on August 18, 2021 (File No. 333-258910), November 8, 2021 (File No. 333-260867), June  15, 2022 (File No. 333-265626), and March  3, 2023 (File No. 333-270262), and the information required by Part II is omitted, except as supplemented by the information set forth below.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023, filed with the Commission on May 25, 2023;

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023, filed with the Commission on August 8, 2023;

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on June 9, 2023, August 8, 2023 (excluding Item 2.02), and September 11, 2023; and

(d)

The description of shares of Class A Common Stock contained in (i) Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022, filed with the Commission on May  27, 2022, including any amendments or reports filed for the purpose of updating such description and (ii)  the Company’s Registration Statement on Form 8-A filed on June 17, 2021, pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all of such securities then remaining unsold (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules), shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents.

For the purposes of this Registration Statement, any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

General Corporation Law of the State of Delaware

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), the Company is empowered to indemnify its directors and officers in the circumstances therein provided. Certain portions of Section 145 are summarized below:

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and in criminal actions where such person had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Under Section 145(c) of the DGCL, indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by directors, officers, employees and agents is required in those cases where the person to be indemnified has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein.

Section 145(d) of the DGCL provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees, or agents of another corporation, partnership, joint venture, trust, or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Under Section 145(g) of the DGCL, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who is or was serving at the request of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to provide indemnity under Section 145. The Company has obtained insurance which, subject to certain exceptions, insures the directors and officers of the Company and its subsidiaries.

Section 102(b)(7) of the DGCL permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches by a director under section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.

Charter and Bylaws

Our Certificate of Incorporation (the “Charter”) limits the liability of the directors of the Company to the fullest extent permitted by the DGCL, as the same existed or may be amended, and our Second Amended and Restated Bylaws (the “Bylaws”) provide that the Company will indemnify them to the fullest extent permitted by such law.

The Bylaws also provide that the Company may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Indemnification Agreements

The Company has entered, and expects to continue to enter into, indemnification agreements with its directors, executive officers, and other employees as determined by the Board. Each indemnification agreement provides for indemnification and advancements by the Company of certain expenses and costs, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director, officer, employee, or agent of the Company or any of its subsidiaries or was serving at the Company’s request in an official capacity for another entity, to the fullest extent permitted by the laws of the state of Delaware.

The above discussion of the Company’s Charter, Bylaws, Indemnification Agreements, and of Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such Charter, Bylaws, indemnification agreements, and applicable statutes.

Item 8.	Exhibits.

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Document

4.1	Certificate of Incorporation of 23andMe Holding Co. (incorporated by reference to Exhibit 3.1 filed with the Company’s Current Report on Form 8-K/A filed on June 21, 2021).

4.2	Second Amended and Restated Bylaws of 23andMe Holding Co. (incorporated by reference to Exhibit 3.1 filed with the Company’s Current Report on Form 8-K filed on December 9, 2022).

5.1*	Opinion of Morgan, Lewis & Bockius LLP.

23.1*	Consent of KPMG LLP, independent registered public accounting firm.

23.2*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included in the signature page to this Registration Statement).

99.1*	23andMe Holding Co. Amended and Restated 2021 Incentive Equity Plan.

107*	Filing Fee Table.

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California on this 15th day of September, 2023.

23ANDME HOLDING CO.

By:	/s/ Anne Wojcicki
Name:	Anne Wojcicki
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, whose signature appears below, hereby constitutes and appoints Anne Wojcicki and Joseph Selsavage, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments hereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated below on September 15, 2023.

Name	Title	Date

/s/ Anne Wojcicki Anne Wojcicki	Chief Executive Officer and Director (principal executive officer)	September 15, 2023

/s/ Joseph Selsavage Joseph Selsavage	Interim Chief Financial and Accounting Officer (principal financial and accounting officer)	September 15, 2023

/s/ Roelof Botha Roelof Botha	Director	September 15, 2023

/s/ Patrick Chung Patrick Chung	Director	September 15, 2023

/s/ Sandra R. Hernández, M.D. Sandra R. Hernández, M.D.	Director	September 15, 2023

/s/ Neal Mohan Neal Mohan	Director	September 15, 2023

/s/ Valerie Montgomery Rice, M.D. Valerie Montgomery Rice, M.D.	Director	September 15, 2023

/s/ Richard Scheller, Ph.D. Richard Scheller, Ph.D.	Director	September 15, 2023

/s/ Peter Taylor Peter Taylor	Director	September 15, 2023